Exhibit 10.5(a)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

MASTER AGREEMENT FOR PHARMACEUTICAL DEVELOPMENT AND MANUFACTURING SERVICES

1.	Parties:	Patheon Inc. (“Patheon”)	Relypsa, Inc. (“Client”)
		2100 Syntex Court	5301 Patrick Henry Drive
		Mississauga, Ontario L5N 7K9	Santa Clara, CA 05054

2.	Projects:	Patheon may agree from time to time to perform, for Client, the pharmaceutical development and/or manufacturing services described in a written project proposal duly completed and executed by Patheon and Client substantially in the form attached hereto as Schedule B (each a “Project Proposal”).

3.	Contract:	Upon execution of a Project Proposal by Patheon and Client with the Project Proposal (including the description of services contained therein (the “Project Scope”) and the budget contained therein (the “Budget Summary”)) will be a contract binding on the parties and shall become part of the Contract. This Contract shall not apply to the manufacturing of any products for commercial sale.

4.	Legal Terms:	The Terms and Conditions attached hereto as Schedule A will apply to each Project Proposal and are part of this agreement (the “Contract”).

5.	Date of Confidentiality Agreement:	July 2, 2010

	Effective Date:	January 17, 2011

Patheon Inc. 2100 Syntex Court Mississauga, ON L5N 7K9 Canada		Relypsa, Inc. 5301 Patrick Henry Drive Santa Clara, CA 95054 U.S.A.

By:	/s/ Colin Minchom, PhD	By:	/s/ Claire J. Lockey
Name: Colin Minchom, PhD		Name: Claire J. Lockey
Title: Vice President, Pharmaceutical		Title: SVP, Pharmaceutical Development &
Development Services, North America		Regulatory Affairs

Schedule A:

STANDARD TERMS AND CONDITIONS

FOR PHARMACEUTICAL DEVELOPMENT AND MANUFACTURING SERVICES

(Certain capitalized terms used herein but not defined are defined in the Project Proposal)

1.	Services:

(a)	Patheon or its Affiliates (collectively “Patheon”) shall perform the pharmaceutical development and/or manufacturing services described in the Project Scope outlined in a Project Proposal (“Services”). All Services shall be performed in accordance with the applicable Project Proposal and the terms of this Contract, and Patheon shall use commercially reasonable efforts to comply with any schedules set forth in any Project Proposal.

(b)	Parties must agree on changes, deletions or additions to the Services (“Changes”).

(c)	Minor Changes will be confirmed by electronic mail, facsimile or other written document. Significant Changes (such as a request by the Client to change the Project Scope) will be confirmed by a Change of Scope Agreement. “Significant Changes” shall mean those changes that involve require a change to the Budget Summary and/or timeline, and all other changes shall be “Minor Changes”.

2.	Payment and Deposit:

A.	Payment

(a)	Client will pay Patheon for the Services as outlined in each Project Proposal and for any mutually agreed upon Changes which will be invoiced separately at mutually agreed upon rates.

(b)	If Client causes any material delay to Patheon’s performance of the Services for reasons within the Client’s control (such as a material delay in responding to a Patheon inquiry or a material delay in the delivery of the active pharmaceutical ingredient (“API”)), then Patheon will be entitled to charge the Client for any additional costs reasonably incurred to perform the Services because of the delay, provided that such costs are approved in writing by Client.

(c)	Except for the deposit payment under Section 2.B(a) below, if any, each Patheon invoice will be due and payable within 30 days of the date of the invoice. At Client’s request, invoices will be provided by fax or email on the date of issue.

(d)	If any portion of an invoice is disputed (including the entirety of the invoice), then Client will pay Patheon the undisputed portion and the parties will use good faith efforts to reconcile the disputed amount as soon as practicable. Interest on past due accounts will accrue at a rate of 1% per month, provided that any amount in dispute is not due and payable until the later of thirty (30) days after the date of invoice or fifteen (15) days after such dispute is resolved.

(e)	Client acknowledges that the prices outlined in Part B, the Budget Summary, will remain in effect for the term of each Project Proposal. Patheon may propose a price increase for a Project Proposal after Services under such Project Proposal have begun, but no price increase will become effective unless and until Client agrees to such price increase.
B.	Deposit (if Applicable as per the Budget Summary)

(a)	Client will pay to Patheon any agreed upon deposit (“Deposit”), if any, set out in the Budget Summary of a Project Proposal within ten (10) days of the date of invoice for such Deposit.

(b)	All Deposits will be held by Patheon until the applicable Project Proposal is completed, expires or terminates in accordance with Section 4.

(c)	Deposit will be credited towards the final invoice for the Services and any remaining balance will be returned to the Client.

(d)	Patheon may apply all or a portion of the Deposit against any accounts more than 60 days overdue.

(e)	If Patheon applies all or a portion of the Deposit against any accounts more than 60 days overdue, then Patheon may, upon fifteen (15) days notice to the Client, suspend all Services until all outstanding invoices have been paid in full and the original amount of the Deposit has been replenished.

3.	Supply of API and Materials:

(a)	Client will, at its expense, supply Patheon with sufficient quantities of the API for Patheon to perform the Services.

(b)	The costs of all third party suppliers’ fees and the purchase of items of [***] in value will be supplied at [***] in value will be addressed in a separate written agreement between Patheon and Client.

(c)	If Patheon is required to buy a commercially available approved drug product in order to complete the Services, Client acknowledges that the purchases will be made by Patheon on behalf of the Client and that [***].

(d)	If applicable, Patheon and the Client will cooperate and assist each other as may be reasonably necessary to permit the import of the API and other materials into the country where the Services will be performed. Patheon and the Client will cooperate and assist each other as may be reasonably necessary to permit export of any products produced by Patheon as a result of performing the Services.

4.	Termination:

(a)	Either party may terminate this Contract by written notice if the other party is in material breach of any part of this Contract and the other party fails to remedy the breach within 30 days of the date of receipt of such written notice of the breach from the non-breaching party.

(b)	Client may terminate this Contract or any specific Project Proposal immediately for any reason.

(c)	Patheon may terminate a Project Proposal if the Client requests to reschedule the manufacturing portion of the Services beyond 120 days from the date originally planned in the mutually agreed upon timeline.

(d)	Upon termination of the Contract or a Project Proposal (other than a termination by the Client under Section 4(a)):

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

•	any fees and expenses due to Patheon for the Services actually rendered up to the date of termination pursuant to an applicable Project Proposal;

•	all actual out-of-pocket costs reasonably incurred by Patheon to complete activities associated with the termination and close of the Services rendered up to the date of termination including, without limitation disposal fees that may be payable for any materials and supplies owned by the Client to be disposed of by Patheon (if such disposal is required in writing by Client, provided that if Client does not authorize disposal, Client shall arrange for and bear the cost of removing such materials and supplies from Patheon’s premises under 4(e) below); and

•	any additional costs reasonably incurred by Patheon in connection with the Services that are required to fulfill applicable regulatory and contractual requirements in connection with such termination, provided that such additional costs will in no event exceed the Project Budget set forth in an applicable Project Proposal.

(e)	Client will arrange for the pickup from the Patheon site of all materials and supplies owned by Client within thirty (30) days after the earlier of the completion, termination or expiration of this Contract or an applicable Project Proposal. Patheon will charge a storage fee as described in Section 11 for all Materials stored at the Patheon site after the 30th day following the completion, termination or expiration of the Contract or an applicable Project Proposal.

(f)	If Client terminates, cancels or significantly postpones activities in a Project Proposal, and Patheon has reserved manufacturing equipment to perform manufacturing Services under such Contract or Project Proposal, and Patheon cannot fill Client’s manufacturing slot with another project after using good faith, commercially reasonable efforts to do so, then (i) if such termination, cancellation or postponement by the Client occurs within 30 calendar days of the due start date of such manufacturing Services (the “Start Date”) set forth in an applicable Project Proposal, for whatever reason, the Client agrees to [***]; (ii) if such termination, cancellation or postponement by Client occurs within 15 calendar days of the Start Date, for whatever reason, the Client agrees to [***]; and (iii) if termination, cancellation or postponement by Client occurs is within 5 calendar days of the Start Date, the Client agrees to [***].

5.	Intellectual Property:

(a)	The term “Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, trade secrets, inventions, copyright, industrial designs, methodologies, processes, technologies, and know-how.

(b)	Background Intellectual Property. Patheon and Client will each retain ownership of and all right, title and interest in and to their respective Intellectual Property made, conceived and reduced to practice by each of the respective parties, independently of each other, prior to or outside of the scope of this Agreement (“Background Intellectual Property”). For clarity, Client shall retain ownership of the original API and Product and all of its forms and formulations, and shall retain all right, title and interest to its Background Intellectual Property as related to such original API and Product.
(c)	Owned by Client. Client shall own all right, title and interest in and to all research results as directed toward its Product or the preparation or use thereof, including all data as well as all conclusions and reports forming, including or being derived from such data, in each case as created by Patheon, alone or jointly with the Client, during the term of and in connection with the Services under this Contract (“Service Results”). Client shall own all right, title and interest in and to all Intellectual Property made or conceived or reduced to practice, in whole or in part by one or both of the parties solely or jointly under this Contract as directed to, based on or derived from the Service Results (“Contract Inventions”).

(d)	Owned by Patheon. Patheon shall own all right, title and interest in and to all generally-applicable (not specifically related to a Product) drug product testing, manufacturing processes or formulation development of drug products or drug delivery systems through or by which Client Service Results are generated under this Contract (“Manufacturing Protocols”). Patheon shall own all right title and interest in and to all Intellectual Property made or conceived or reduced to practice under this Contract as directed to such Manufacturing Protocols (“Manufacturing Inventions”).

(e)	Licenses. Patheon hereby grants Client a limited, transferable, irrevocable, worldwide, royalty-free, perpetual, non-exclusive license under Manufacturing Protocols and Manufacturing Inventions solely to make, use, sell, offer for sale, have made, export and import Products, together with an associated right to sublicense. For the term of this Contract, Client hereby grants to Patheon, a non-exclusive, paid-up, royalty-free, non-transferable license to use Client’s Intellectual Property solely as necessary for Patheon to perform the Services.

(f)	In each case, Patheon will record and document all Service Results, Manufacturing Protocols, Contract Inventions and Manufacturing Inventions in a scientifically and legally acceptable manner, and Patheon will promptly communicate in writing all Service Results, Manufacturing Protocols, Contract Inventions and Manufacturing Inventions to Client. Patheon agrees to assign, and hereby assigns, its interest, if any, in Service Results and Contract Inventions. Patheon agrees to make all assignments necessary to accomplish and perfect Client’s ownership in all Service Results and Contract Inventions. Client agrees to assign, and hereby assigns, its interest, if any, in Manufacturing Protocols and Manufacturing Inventions. Client agrees to make all assignments necessary to accomplish and perfect Company’s ownership in all Manufacturing Protocols and Manufacturing Inventions. Each party shall assist the other party, at the expense of the owning party, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any interests and rights assigned.

(g)

Client shall have and retain sole ownership of (a) all information, documents and materials (including Proprietary Information of Client) that Client provides to Patheon in connection with the performance of this Contract and (b) all reports, documents and other tangible materials that Patheon provides to Client in connection with Patheon’s performance of this Contract ((a) and (b) collectively, “Project Data and Information”). Patheon hereby assigns to Client all of Patheon’s rights, title and interest, if any, in all Project Data and Information. Project Data and Information shall be deemed Proprietary Information of Client under the Confidentiality Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.	Indemnity:

A.	Indemnification by Client

Subject to Sections 6B, 6C and 6D, Client shall defend, indemnify and hold Patheon, its affiliates and their respective directors, officers, employees and agents (collectively, “Patheon Indemnitees”) harmless from and against any and all third-party actions, causes of action, costs (including reasonable legal fees), claims, damages, liabilities and expenses (collectively, “Losses”) relating to or arising from:

•	the manufacture (except to the extent such manufacture is performed by any Patheon Indemnitee) or distribution of the Client’s Product or the use of the Client’s Product by patients either as part of or outside of the scope of any clinical trials;

•	any misrepresentation, negligence or willful misconduct by Client or any of its affiliates and their respective directors, officers, employees and agents (collectively, “Client Indemnitees”);

•	any breach by the Client of the Client’s obligations or warranties under this Contract; or

•	any claim of infringement or alleged infringement of any third party’s intellectual property rights in respect of the Client’s API.

This indemnity shall not apply to the extent that such Losses are:

•	determined to have resulted from the negligence or willful misconduct of any Patheon Indemnitee;

•	any breach by Patheon of any of its representations, obligations or warranties under this Contract; or

•	for which Patheon is obligated to indemnify the Client Indemnitees pursuant to Section 6B.

B.	Indemnification by Patheon

Subject to Sections 6A, 6C and 6D, Patheon shall defend, indemnify and hold the Client Indemnitees harmless from and against any and all Losses resulting from, relating to or arising from:

•	any breach by Patheon of any of its representations, obligations or warranties under this Contract;

•	any misrepresentation, negligence or willful misconduct by any Patheon Indemnitee;

•	any claim of defective manufacturing regarding any manufacturing performed by any Patheon Indemnitee; or

•	any claim of infringement or alleged infringement of any third party’s intellectual property rights in respect of any Manufacturing Protocol, including any process of manufacturing, analyzing, or packaging of a Product performed by any Patheon Indemnitee.

This indemnity shall not apply to the extent that such Losses are:

•	determined to have resulted from the negligence or willful misconduct of Client;

•	any breach by the Client of the Client’s obligations or warranties under this Contract; or

•	for which Client is obligated to indemnify the Patheon Indemnitees pursuant to Section 6A.
C.	General Conditions of Indemnification.

Each Party’s agreement to indemnify, defend and hold the other Party harmless is conditioned on the indemnified Party (i) providing written notice to the indemnifying Party of any claim for which it is seeking indemnification hereunder promptly after the indemnified Party has knowledge of such claim; (ii) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim or demand; (iii) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation of, preparation for and defense of any such claim or demand; and (iv) not compromising or settling such claim or demand without the indemnifying Party’s written consent.

D.	Limitation of Liability

(a)	Patheon’s total liability under this Contract (other than its liability for API, which shall be covered by Section 6D(b)), whether in contract or tort, shall in no event exceed [***].

(b)	Patheon’s liability under this Contract for any and all claims for lost, damaged or destroyed API shall not exceed [***].

(c)	Under no circumstances whatsoever shall either party be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any loss of profits, of production, of anticipated savings, of business or goodwill or for any liabilities, damages, costs or expenses of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of such damages.

E.	No Warranty

PATHEON MAKES NO WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS CONTRACT. PATHEON MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY FOR THE CLIENT’S PRODUCT.

7.	Regulatory/Other:

(a)	Client will have the sole responsibility for filing of all documents with the applicable regulatory authority (such as the United States Food and Drug Administration (“FDA”), the Health Products and Food Branch of Health Canada or the European Medicine Evaluation Agency) (the “Regulatory Authority”) and to take any other actions that may be required for the receipt of approval from the Regulatory Authority for the commercial manufacture of the Client’s Product, except as provided in Section 7(e).

(b)	Prior to filing any documents with the Regulatory Authority that incorporate data generated by Patheon, Client will provide Patheon with a copy of the documents incorporating this data to give Patheon the opportunity to verify the accuracy of the documents as they relate to the Patheon-generated data.

(c)

If Patheon is selected as the commercial site of manufacture of the Product which is the subject of the Services under this Contract, prior to filing with the Regulatory Authority any documentation which is or is equivalent to the FDA’s Chemistry and Manufacturing Controls (“CMC”) portion of the New Drug Application or of the Abbreviated New Drug Application, Client will give Patheon a copy of the relevant section CMC sections . This disclosure will permit Patheon to verify that the CMC portion accurately describes the Services that Patheon has performed and the manufacturing processes that Patheon will perform under this Contract.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)	Patheon shall (i) promptly notify Client of any inspection of Patheon’s facilities or inquiry by any Regulatory Authority concerning any Product or Services; and (ii) promptly forward to Client copies of any correspondence from any Regulatory Authority relating to any Product or Services.

(e)	Patheon will maintain all permits and licenses required by any Regulatory Authority with respect to its facilities. Patheon shall promptly notify Client in writing if any Regulatory Authority issues a final finding or order that negatively affects Patheon’s ability to perform under this Contract. Patheon certifies that it has not been debarred, and has not been convicted of a crime that could lead to debarment, under the Generic Drug Enforcement Act and that it will use its best efforts not to employ or engage any person or entity that has been so debarred or convicted to perform any Services under this Contract. Unless the parties otherwise agree in writing, Patheon will retain batch, laboratory and other technical records for the minimum period required by Applicable Laws. After expiration of the minimum retention period, Patheon shall provide Client with advance written notice of Patheon’s intention to destroy any such records.

(f)	During the term of this Contract, Patheon will permit Client’s representatives reasonable access to examine or audit the work performed hereunder, and the facilities at which the Services will be conducted. During such examination, Client’s representatives may verify documents, facilities, records and results of all quality assurance inspections performed by Patheon, as well as methodology, procedures and any other relevant item relating to the Services performed. Client’s representatives (excluding Patheon’s competitors) may also visit Patheon’ premises at reasonable times and frequency, during normal business hours, to observe the progress of the Services.

8.	Shipping (if applicable):

Shipments (if applicable) of Client’s Product will be made [***] unless otherwise mutually agreed. Risk of loss or damage to the Product, and title to such Product will transfer to the Client when the Product is loaded onto the carrier’s vehicle by Patheon for shipment at the [***]. The Product will be packaged and transported in accordance with the Client’s instructions. Any shipment from Client to Patheon will be made [***] to the relevant Patheon’s facility unless otherwise mutually agreed.

9.	GMP Services:

The following provisions shall apply to any Services that include, in part or in whole, the preparation, manufacture or packaging of pharmaceuticals for human use in clinical studies (collectively, “GMP Services”):

(a)	Quality Agreement. The parties agree to prepare and enter into a mutually agreeable quality agreement that, among other things, will set forth standards for manufacturing compliance (the “Quality Agreement”). Upon its execution by both parties, the Quality Agreement will automatically and without further action by the parties hereto be incorporated in full into this Contract. Any Project Proposal or Changes that include GMP Services will automatically be subject to, and the parties agree to be bound by and perform according to, the terms and conditions of the Quality Agreement unless such Project Proposal or Change expressly states otherwise.
(b)	Adherence to Specifications, cGMP Regulations; Good Title. Patheon represents, warrants and covenants to Client that (i) Patheon will manufacture, store, release, handle, ship and dispose of Product in accordance with the Specifications (including the batch record) for the Product, this Contract, the Quality Agreement (if required by the applicable Project Scope), cGMP regulations (if required by the applicable Project Scope), Applicable Laws and directives of any Regulatory Authority; (ii) all Product supplied by Patheon to Client hereunder will be conveyed with good title, free and clear from any security interest, lien or encumbrance; and (iii) all Release Documentation delivered to Client by Patheon hereunder will be true, correct and complete in all material respects at the time such Release Documentation is delivered to Client. Patheon will deliver Release Documentation to Client for each batch or lot of Product produced hereunder, together with the additional supporting information set forth in the Quality Agreement.

(c)	Manufacturing Compliance; Non-Conforming Product. The Quality Agreement will set forth the standards for manufacturing compliance and what constitutes conforming and non-conforming Product, as well as the procedures to be observed by the parties in connection with all determinations as to whether or not Product is conforming or non-conforming. If Product is non-conforming and it is determined under the Quality Agreement that the non-conformity is due to Patheon’ breach of this Contract, negligence or willful misconduct, then (i) Patheon shall, subject to the limit of liability under Section 6D(b), credit Client’s account for the Acquisition Cost of the API supplied by or on behalf of Client hereunder that was used in such non-conforming Product and (ii) at Client’s election, Patheon shall either (A) promptly refund Client for any amounts paid (if any) for the non-conforming Product, or (B) retain any amounts paid for the non-conforming Product and promptly manufacture and deliver an equivalent amount of replacement conforming Product at Patheon’ own expense, within a time period to be negotiated and agreed upon in writing by both parties. Notwithstanding the foregoing, Patheon will have no liability under this Section 9(c) if the non-conforming Product is due to defective or non-conforming API provided to Patheon by or on behalf of Client. If Client and Patheon cannot agree on the cause or party responsible for such non-conforming Product, then parties shall agree to refer the dispute to an independent laboratory or expert, whose determination shall be binding on the parties.

(d)	Product Withdrawals. In addition to the specific provisions of the Quality Agreement, Client shall have the sole discretion to withdraw or recall any Product, and shall be responsible for directing all administrative and regulatory actions relating thereto. In the event that Client withdraws or removes any Product manufactured and supplied by Patheon, Patheon shall cooperate with Client as reasonably requested in connection with any such withdrawal or removal, including to comply with all applicable laws and regulations. If the withdrawal or recall arises primarily from acts of omissions of Patheon in the manufacture, testing, storage, handling and/or shipping of Product, the withdrawal or recall costs shall be borne by Patheon. If Client and Patheon cannot agree on the cause or party responsible for such withdrawal or recall, then parties shall agree to refer the dispute to an independent laboratory or expert, whose determination shall be binding on the parties.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.	Representations and Warranties

Each party represents, warrants and covenants to the other that as of the Effective Date:

(a) It has all requisite power and authority (corporate and otherwise) to enter into this Contract and carry out the provisions hereof, and has duly authorized by all necessary action the execution and delivery hereof by the officer or individual whose name is signed on its behalf below.

(b) Its execution and delivery of this Contract and the performance of its obligations hereunder do not and will not conflict with or result in a breach of or a default under its organizational instruments or any other material agreement, instrument, order, law or regulation applicable to it or by which it may be bound.

(c) This Contract has been duly and validly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights and except as enforcement is subject to general equitable principles.

(d) Each party shall comply with all applicable laws, rules and regulations in connection with the performance of this Contract.

11.	Storage

(a) Subject to Section 11 (c), excluding retained samples or stability samples, and unless otherwise agreed between the parties, if Client requests in writing that Patheon store Materials (defined below), Client will pay storage costs to Patheon at a mutually agreed upon rate if manufactured Product, clinical trial materials, placebo, development, feasibility, scale-up, registration, validation or any other batches, components, raw materials or supplies (collectively “Materials”) are stored at Patheon for more than thirty (30) days after their release for shipment by Patheon.

(b) Subject to Section 11(c), if Client fails to arrange for the pickup of all Materials as required under Section 4(e) following completion, termination or expiration of this Contract or an applicable Project Proposal, Patheon will charge:

(i)	[***] per pallet per month regardless of what volume for all materials and supplies stored at the Patheon site under room temperature conditions

(ii)	[***] per cubic foot per month storage fee for all materials and supplies stored at the Patheon site under conditions of [***].

(iii)	[***] per cubic foot per month storage fee for all materials and supplies stored at the Patheon site under conditions of [***];

(c) Patheon reserves the right to refuse to store any Materials under this Section 11, at its sole discretion at any time after thirty (30) days following the date of release for shipment, or at any time following expiry or termination of this Contract or any Project Proposal, provided that Patheon shall provide Client with thirty (30) days’ advance notice in writing of its refusal to continue to store Materials, in order to permit Client to make its own, alternative storage arrangements. Following expiry of the thirty-day limit, Client will be liable for all risk or loss of damage to the stored Material and it will be Client’s responsibility to have appropriate insurance coverage in place for such risk.

12.	Affiliates

Client agrees that the Services described in Part A herein may be performed by an Affiliate of Patheon at the manufacturing facility where the Affiliate resides. Each Affiliate performing the Services will execute the appropriate Project Proposal which will bind the Affiliate to the terms and conditions contained herein. For purposes of this Agreement, “Affiliate” will mean a person or entity controlling, controlled by or under common control with a party to this Agreement, where control is defined as ownership, directly or indirectly, or more than fifty percent (50%) of the voting rights in the person or entity. Affiliates will be bound by the terms and conditions of this Contract. Except as set forth in this Section 12, Patheon shall not subcontract any of the Services without Client’s prior written consent.

13.	Miscellaneous:

A.	Assignment

Neither this Contract, nor any of either party’s rights hereunder, may be assigned or otherwise transferred by either party without the prior written consent of the other party, which consent will not be unreasonably withheld, except that either party may, without the other party’s consent, assign this Contract to any person or entity who shall become a successor to substantially all of the business or assets of the assigning company, whether by merger, sale of assets, sale of stock, or otherwise.

B.	Force Majeure

Except for payment obligations, neither party will be responsible for delay or failure in performance resulting from acts beyond the reasonable control and without the fault or negligence of the party, including, but not limited to, strikes or other labour disturbances, lockouts, quarantines, communicable disease outbreaks, riots, wars, acts of terrorism, fires, floods, storms, world-wide interruption of or delay in transportation, world-wide shortage of or inability to obtain fuel, power or components or compliance with any order or regulation of any government entity.

C.	Survival

Any termination or expiration of this Contract will not affect any outstanding obligations or payments due hereunder prior to the termination or expiration, nor will it prejudice any other remedies that the parties may have under this Contract. The Confidentiality Agreement and Sections 4, 5, 6, 7, 9, 10 and 12 of the Contract will survive the expiration or termination of this Contract.

D.	Independent Contractors

The parties are independent contractors and this Contract will not be construed to create between Patheon and the Client any other relationship such as, by way of example only, that of employer-employee, principal, agent, joint-venturer, co-partners or any similar relationship.

E.	Confidentiality

The Confidentiality Agreement entered into between the parties will apply to all confidential information about the parties and the Services to be conducted under this Contract and the Confidentiality Agreement is incorporated herein by reference. If the Confidentiality Agreement expires or terminates before the expiration or termination of this Contract, then the terms of the Confidentiality Agreement will nonetheless continue to govern the parties’ obligations of confidentiality for the term of this Contract and for 5 years thereafter. The parties agree that the Purpose under the Confidentiality Agreement is amended by execution of this Contract to allow for the purposes of this Contract, including Services.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

F.	Other Terms

Other than the Confidentiality Agreement, no terms, provisions or conditions of any purchase order or other business form or written authorization used by Client or Patheon will have any effect on the rights, duties or obligations of the parties, or otherwise modify, this Contract, regardless of any failure of Client or Patheon to object to such terms, provisions, or conditions unless such document specifically refers to this Contract and is signed by both parties.

G.	Insurance

Each party will maintain during the term of this Contract general liability and product liability insurance. Either party may request evidence of this insurance.

H.	Entire Agreement

This Contract is the complete agreement between the parties with respect to this subject matter and supersedes all other prior agreements and understandings, whether written or oral, including, for greater certainty, the Material Transfer Agreement effective as of November 4, 2010. Any modifications, amendment or supplement to this Contract must be in writing and signed by authorized representatives of both parties.

I.	Facsimile

This Contract may be signed in counterparts and by facsimile.

J.	Choice of Law

This Contract is governed by the laws of the State of New York without regard to any conflicts-of-law principle that directs the application to another jurisdiction’s law.

K.	Notices

Any notice required or permitted to be given hereunder by either party shall be in writing and shall be deemed given on the date received if delivered personally or by reputable overnight delivery service, or three days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the addresses listed on the cover page hereof. A copy of any notice to Client must also be sent to the attention of Client’s General Counsel (fax: [***]).

L.	Additional Definitions Herein:

•	“Acquisition Cost” means the actual invoiced price paid by Client to any third party for acquiring API, including, but not limited to, shipping and handling costs and customs duties incurred and paid by Client to any third party in connection with the acquisition of API.

•	“Agency(ies)” shall mean the regulatory entities for each respective country, states and/or territories, including the FDA, European Agency for Evaluation of Medicinal Products (the “EMEA”), the Australian Therapeutic Goods Administration, any successor organization of any such entity; and any other government regulatory authority with regulatory oversight of the manufacturing or use of Product.

•	“API” shall mean the active pharmaceutical ingredient with respect to the Product.

•	“Applicable Law(s)” means all laws, ordinances, rules and regulations applicable to a Project Proposal or any aspect thereof and the obligations of Patheon or Client, as the context requires, under this Contract, including, without limitation, (a) all applicable federal, state and local laws and regulations; (b) the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder, as may be amended from time-to-time (collectively, the “Act”); (c) the Good Laboratory Practices (“GLPs”); and (d) cGMPs promulgated by the Agencies, as amended from time to time, as applicable to such Project Proposal.
•	“cGMP” shall mean Current Good Manufacturing Practices and applicable guidelines and regulations as may be amended or supplemented from time to time, including, without limitation, the FDA’s current Good Manufacturing Practice requirements as promulgated under the Act at 21 CFR (parts 210 and 211), and as further defined by FDA guidance documents, as such may be amended from time to time, and, the applicable European Directives and all relevant implementations of such directives and relevant guidelines including the EC Guidelines, as may be amended from time to time.

•	“Product” shall mean each of the final packaged formulated drug product dosage forms containing RLY5016 (in any form) as the active pharmaceutical ingredient or placebo.

•	“Release Documentation” means those written documents, including without limitation an executed batch record, prepared by Patheon and delivered to Client upon release of Product by Patheon hereunder that list the items tested, Specifications and test results and certify that the specific lot or batch of Product listed therein conforms to Specifications and was manufactured and tested in accordance with GMPs (if required under the applicable Project Proposal), any other Applicable Laws and this Contract (including the Quality Agreement) and consistent with the batch record.

•	“Specifications” means the instructions and controls for the Product, agreed upon in writing by the parties and may be amended from time to time by mutual agreement of the parties.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule B:

[FORM OF PROJECT PROPOSAL]

PROJECT PROPOSAL

UNDER

MASTER AGREEMENT FOR PHARMACEUTICAL DEVELOPMENT AND MANUFACTURING SERVICES

DATED • [insert date of master agreement] (the “Master Agreement”)

PROPOSAL # •

1.	Product:	• (“Product”)

2.	Indication:	•

3.	Description of Services:	See Project Scope (Part A).

4.	Payment and Currency:	See Budget Summary (Part B).

5.	API Limitation of Liability:	(per Section 6D(b) of the Master Agreement)

6.	Effective Date:	•, 200•

7.	Term:	From the Effective Date until completion by Patheon of the pharmaceutical development services under this Project Proposal.

Patheon Inc. (“Patheon”) 2100 Syntex Court Mississauga, ON L5N 7K9 Canada	Relypsa, Inc. (“Client”) 5301 Patrick Henry Drive Santa Clara, CA 95054 U.S.A.

By:	By:

Name:	Name:

Title:	Title:

Finance Contact:

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Part A: Project Scope

[Project Scope for Project to be inserted here]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Part B: Budget Summary

[Budget Summary for Project to be inserted here]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.